Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Ondas Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(2)
Fees to Be Paid	Equity	Common Stock, $0.0001 par value	Rule 457(c) and Rule 457(h)	10,200,000	$1.37	$13,974,000	0.0001476	$2,062.56
	Total Offering Amounts					$13,974,000		$2,062.56
	Total Fee Offsets							-
	Net Fee Due							$2,062.56

(1)	The shares of common stock, par value $0.0001 (the “Common Stock”), of Ondas Holdings Inc. (the “Company”), will be offered for resale by the selling stockholder pursuant to the prospectus contained in the Registration Statement. Represents shares of Common Stock issuable upon exercise of certain outstanding warrants to purchase shares of Common Stock of the Company.

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration, which results in an increase in the number of outstanding shares of Common Stock.

Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered in the Registration Statement include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(3)	Calculated solely for purposes of determining the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, based on the average of the high and low prices of the Company’s common stock quoted on the Nasdaq Capital Market on February 1, 2024.